This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below

        LMM LLC



        By___/s/_Nicholas C. Milano____________________________
             Nicholas C. Milano, Chief Compliance Officer


        Legg Mason Opportunity Trust,
        a portfolio of Legg Mason Investment Trust, Inc.



        By___/S/_Gregory T. Merz_______________________________
             Gregory T. Merz, Vice President



        Legg Mason Capital Management, Inc.



        By___/S/_Nicholas C. Milano____________________________
             Nicholas C. Milano, Chief Compliance Officer


        Legg Mason Special Investment Trust, Inc.



        By___/s/_Gregory T. Merz_______________________________
             Gregory T. Merz, Vice President